EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MYMETICS CORPORATION

Mymetics Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. The Corporation’s Amended and Restated Certificate of Incorporation is hereby amended by adding the following new paragraph thereto following the first paragraph of Article Fourth:

Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each share of Common Stock, issued and outstanding or held by the Corporation in treasury immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof or the Corporation, be reclassified as and become one two thousandth (1/2000th) of a fully paid and nonassessable share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split and, in lieu thereof, from the Corporation shall pay in cash fair value of fractions of a share as of the Effective Time. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been reclassified, subject to the elimination of fractional share interests as described above.

2. This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer.

MYMETICS CORPORATION

By:	/s/ Ronald Kempers
Name: Ronald Kempers
Title: Chief Executive Officer and Chief Financial Officer

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